RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement dated August 28, 2012 to the Prospectus Supplement dated January 28, 2011 and Prospectus dated January 28, 2011	$2,317,000 Barrier Range Accrual Notes Linked to the S&P 500® Index Due November 30, 2017 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Range Accrual Notes (the “Notes”) linked to the performance of the S&P 500® Index (the “Index”).

The Notes will pay interest on a quarterly basis.  For each interest period (as defined below), interest will be paid in an amount equal to 1.75% of the principal amount (approximately 7.00% per annum), multiplied by the Accrual Factor. The Accrual Factor will equal a fraction, (a) the numerator of which will be the total number of calendar days during the applicable interest period on which the closing level of the Index is greater than or equal to 1,127.44, which is 80% of the level of the Index on the pricing date (the “Reference Level”), and (b) the denominator of which will be the total number of calendar days in the applicable interest period. Interest, if any, will be paid on the final business day of February, May, August and November of each year, beginning on November 30, 2012.

In addition to any interest received, you will receive the principal amount of the Notes if the closing level of the Index on the Valuation Date (the “Final Level”) is greater than or equal to 1,127.44, which is 80% of the closing level of the Index on the pricing date (the “Barrier Level”). If the Final Level is less than the Barrier Level, investors will lose 1% of their principal amount for each 1% decrease in the Index from the pricing date to the Valuation Date. Investors may lose up to 100% of the principal amount of the Notes.  Any payments on the Notes are subject to our credit risk.

Issue Date: August 31, 2012

Maturity Date: November 30, 2017

The Notes will not be listed on any securities exchange.

The CUSIP number for the Notes is 78008SFT8.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” beginning on page P-7 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$2,317,000.00
Underwriting discounts and commissions	3.00%	$69,510.00
Proceeds to Royal Bank of Canada	97.00%	$2,247,490.00

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, will receive a commission of $30.00 per $1,000 in principal amount of the Notes and will use a portion of that commission to allow selling concessions to other dealers of up to approximately $30.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  In addition, the price of the Notes includes a profit of approximately $12.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, is $42.50 per $1,000 in principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Index:	S&P 500® Index

Bloomberg Ticker:	SPX

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	August 28, 2012

Issue Date:	August 31, 2012

CUSIP:	78008SFT8

Valuation Date:	November 27, 2017, subject to postponement as described in “Description of the Notes — Market Disruption Events.”

Payment at Maturity (if held to maturity):
Investors will receive a cash payment determined as follows:

•      If the Final Level is greater than or equal to the Barrier Level, then investors will receive at maturity the principal amount of the Notes, plus any accrued and unpaid interest.

•      If the Final Level is less than the Barrier Level, then the amount that investors will receive at maturity, in addition to any accrued and unpaid interest, will equal:

Principal Amount + (Principal Amount × Percentage Change)

Initial Level:	1409.30, which is the closing level of the Index on the pricing date.

Final Level:	The closing level of the Index on the Valuation Date.

Barrier Level:
1,127.44, or 80% of the Initial Level. Accordingly, you will receive the principal amount of your Notes at maturity only if the level of the Index does not decrease by more than 20% from the Initial Level to the Final Level.  If the Final Level is less than the Barrier Level, you will receive less than the principal amount of your Notes at maturity, and you could lose some or all of the principal amount of your Notes. Whether the Final Level is less than the Barrier Level will be determined only on the Valuation Date, and not on any day prior to the Valuation Date.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Interest:
Each quarterly interest period, the Notes will pay an amount of interest that will be calculated as follows:

                   Principal Amount x Base Rate x Accrual Factor

The interest that accrues during each interest period will be paid on the interest payment date that follows the end of that interest period.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

Base Rate:
1.75% for each quarterly interest period. The annualized Base Rate will be approximately 7.00%.
As a result, the maximum interest payment payable on the Notes for each quarterly interest period will be $17.50 for each $1,000 in principal amount of the Notes.

Accrual Factor:
The Accrual Factor will equal a fraction, (a) the numerator of which will be the total number of calendar days during the applicable interest period on which the closing level of the Index is greater than or equal to the Reference Level, and (b) the denominator of which will be the total number of calendar days during the applicable interest period.

During each interest period, interest will not accrue on any calendar day on which the closing level of the Index is less than the Reference Level.  If the closing level of the Index is less than the Reference Level on each calendar day during an interest period, then investors will not receive any interest payment on the applicable interest payment date.

For each calendar day during the applicable interest period other than the Valuation Date that is not a trading day (including a Saturday or a Sunday), or if a market disruption event (as defined below) occurs on a trading day other than the Valuation Date, the closing level for that day will be the closing level on the trading day immediately prior to that day on which a market disruption event has not occurred or is not continuing.

Reference Level:	1,127.44, or 80% of the Initial Level.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

Interest Periods:	The Notes will accrue interest during the following 21 quarterly interest periods:

	From and Including:	To and Including:

	29 August, 2012	27 November, 2012

	28 November, 2012	25 February, 2013

	26 February, 2013	28 May, 2013

	29 May, 2013	27 August, 2013

	28 August, 2013	25 November, 2013

	26 November, 2013	25 February, 2014

	26 February, 2014	27 May, 2014

	28 May, 2014	26 August, 2014

	27 August, 2014	24 November, 2014

	25 November, 2014	24 February, 2015

	25 February, 2015	26 May, 2015

	27 May, 2015	26 August, 2015

	27 August, 2015	24 November, 2015

	25 November, 2015	24 February, 2016

	25 February, 2016	25 May, 2016

	26 May, 2016	26 August, 2016

	27 August, 2016	25 November, 2016

	26 November, 2016	23 February, 2017

	24 Feburary, 2017	25 May, 2017

	26 May, 2017	28 August, 2017

	29 August, 2017	27 November, 2017

The initial interest period will begin on the trading day immediately following the pricing date, and the final interest period is scheduled to end on the Valuation Date. No interest will accrue after the Valuation Date.

Interest Payment Dates:
Interest on the Notes will be payable quarterly in arrears on the final business day of February, May, August and November of each year, beginning on November 30, 2012, and ending on the maturity date, subject to postponement as described below.  See “Description of the Notes—Interest” below.

Maturity Date:	November 30, 2017, subject to postponement as described in “Description of the Notes—Market Disruption Events.”

Term:	Approximately 5 and a quarter (5.25) years.

Principal at Risk:	The Notes are NOT principal protected. You may lose up to 100% of your principal amount at maturity if the Final Level is less than the Barrier Level.

Calculation Agent:	RBC Capital Markets, LLC

Canadian Tax Treatment:
For a discussion of certain Canadian federal income tax consequences of investing in the Notes, please see the discussion in this pricing supplement under “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:	All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and in “Description of the Notes” of this pricing supplement.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

HYPOTHETICAL RETURNS

The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of the Index.  The examples do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index.  We cannot predict the actual performance of the Index.

The table below illustrates the Payment at Maturity of the Notes (rounded to two decimal places), given the Initial Level of 1,409.30, the Barrier Level of 1,127.44 (80% of the Initial Level) and an initial investment of $1,000.

Percentage Change	Hypothetical Final Level	Payment at Maturity as Percentage of Principal Amount
100%	2,818.60	100.00%
50%	2,113.95	100.00%
30%	1,832.09	100.00%
20%	1,691.16	100.00%
15%	1,620.70	100.00%
10%	1,550.23	100.00%
5%	1,479.77	100.00%
0%	1,409.30	100.00%
-5%	1,338.84	100.00%
-10%	1,268.37	100.00%
-15%	1,197.91	100.00%
-20%	1,127.44	100.00%
-30%	986.51	70.00%
-50%	704.65	50.00%
-100%	0.00	0.00%

The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Index that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the maturity date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities included in the Index.  Please read “Additional Risk Factors Specific to the Notes” in this pricing supplement.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

Examples of Hypothetical Interest Payments for a $1,000 Investment in the Notes

The table below presents examples of the hypothetical amount of interest (rounded to two decimal places) that would be paid on the Notes based on the number of calendar days on which the closing level of the Index was greater than or equal to the Reference Level during that interest period.  The example below is based on the Base Rate of 1.75% per interest period. The examples below are for purposes of illustration only and would provide different results if different assumptions were made.  The actual interest payments in respect of each interest period will depend on the actual number of calendar days during the interest period and the actual closing level on each trading day during that period.  A separate Accrual Factor will be determined for each interest period.

Hypothetical Total Number of Calendar Days on which the Closing Level was Greater Than or Equal to the Reference Level During the Interest Period	Hypothetical Total Number of Calendar Days During the Interest Period	Hypothetical Accrual Factor	Hypothetical Interest Payment on the Relevant Interest Payment Date
91	91	100.00%	$17.50
75	91	82.42%	$14.42
60	91	65.93%	$11.54
45	91	49.45%	$8.65
30	91	32.97%	$5.77
15	91	16.48%	$2.88
0	91	0.00%	$0.00

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the securities included in the Index.  In addition to the risks described in the prospectus supplement, you should consider the following:

You May Not Earn a Return on Your Investment.

The interest payable on the Notes on each interest payment date will depend on the closing level of the Index on each trading day during the applicable interest period.  Interest will not accrue on any day on which the closing level is less than the Reference Level.  As a result, you could receive little or no payment of interest on one or more of the interest payment dates, or even all of the interest payment dates.

We have no control over various matters, including economic, financial, and political events which may affect the level of the Index.  Before investing, you must be willing to forgo guaranteed market rates of interest for the term of the Notes.

Your Return, if any, Is Limited by the Base Rate.

The interest payment for each quarterly interest period will not exceed 1.75% of the principal amount of the Notes, even if the closing level is greater than or equal to the Reference Level on every day of the relevant interest period, or even if the level of the Index increases significantly.  As a result, the maximum amount of interest that will be paid on the Notes in any calendar year will be 7.00% of the principal amount of the Notes.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee any return of principal.  The return of your principal at maturity is only protected if the Final Level is greater than or equal to the Barrier Level.  If the Final Level is less than the Barrier Level, you will lose 1% of the principal amount of your notes for each 1% decrease in the level of the Index from the pricing date to the Valuation Date. Accordingly, you may lose the entire principal amount of your Notes.

You Will Not Benefit from any Appreciation in the Index above the Initial Level, and You Should Not Expect to Receive a Payment at Maturity with a Value Greater than Your Principal Amount, Plus any Accrued and Unpaid Interest.

At maturity, you will receive no more than the principal amount of your Notes plus any accrued and unpaid interest. Even if the Final Level exceeds the Initial Level, you will receive only the principal amount of the Notes and any accrued and unpaid interest, despite any increase in the level of the Index.

Your Yield May Be Lower than the Yield on a Standard Debt Security of Comparable Maturity.

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of Royal Bank of Canada with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Owning the Notes Is Not the Same as Owning the Securities Included in the Index.

The return on your Notes will not reflect the return you would realize if you actually owned securities included in the Index and held that investment for a similar period. For example, the maximum return on your Notes will be limited to the payment of the principal amount, plus any accrued and unpaid interest.

Your Notes may trade quite differently from the Index.  Changes in the level of the Index may not result in comparable changes in the market value of your Notes.  Even if the level of the Index increases from the Initial Level during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the Notes prior to maturity to decrease while the level of the Index increases.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

•	the level of the Index;

•	the volatility (i.e., the frequency and magnitude of changes) of the level of the Index;

•	the dividend rates of the securities included in the Index;

•
economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S markets in particular, and which may affect the level of the Index;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the Notes.

These factors may influence the market value of your Notes if you sell your Notes prior to maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your Notes.  If you sell your Notes prior to maturity, you may receive less than the principal amount of your Notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of all amounts due on the Notes are dependent upon Royal Bank’s ability to repay its obligations on the applicable payment date.  This will be the case even if the level of the Index increases as of the Valuation Date, and is greater than or equal to the Reference Level during the term of the Notes.  No assurance can be given as to what our financial condition will be at any time.

The Amount to be Paid at Maturity Will Not Be Affected by all Developments Relating to the Index

Changes in the level of the Index during the term of the Notes before the Valuation Date will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the Final Level to the Barrier Level.  No other levels of the Index will be taken into account.  As a result, you may receive less than the principal amount of your Notes at maturity, even if the level of the Index has increased at certain times during the term of the Notes before decreasing to a level below the Barrier Level on the Valuation Date.

We Will Not Hold Any Shares of the Securities Represented by the Index for Your Benefit.

The indenture and the terms governing your Notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities represented by the Index that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any such assets for your benefit, including those securities.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Index.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Index or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Index or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Index or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Trading and Other Transactions by Royal Bank or its Affiliates in the Index or its Components, Futures, Options, or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling the securities represented by the Index, exchange traded funds, futures or options relating to the Index, or other derivative instruments with returns linked or related to changes in the performance of the Index.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may adversely affect the level of the Index, and, therefore, the market value of the Notes, the amount of interest payable on the Notes and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes decreases.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

We or one or more of our affiliates may also engage in trading relating to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could adversely affect the level of the Index and, therefore, the market value of the Notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity.

The price at which you purchase the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to the Index or its components that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Index or the prices of its components, could be adverse to the interests of the holders of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Index or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the level of the Index or the prices of its components and, therefore, the market value of the Notes.

The Calculation Agent Can Postpone the Determination of the Final Level if a Market Disruption Event Occurs.

The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Index on the Valuation Date.  If such a postponement occurs, the calculation agent will use the closing level of the Index on the first subsequent trading day on which no market disruption event occurs or is continuing.  In no event, however, will the Valuation Date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on the Valuation Date, the maturity date of the Notes could also be postponed, although not by more than ten trading days.

If the determination of the Final Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Level will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.  See “Description of the Notes—Market Disruption Events.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of each interest payment on the Notes, the Final Level, whether any market disruption events have occurred, and whether the Index has been materially changed or discontinued. Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  These determinations by the calculation agent may present the calculation agent with a conflict of interest.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The Notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

This pricing supplement contains a general description of certain U.S. tax considerations relating to the Notes.  In the event you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

This pricing supplement also contains a general description of certain Canadian tax considerations relating to the Notes. If you are not a Non-resident Holder (as defined in the section titled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that may be due under the Notes.

Significant Aspects of the U.S. Federal Income Tax Treatment of the Notes Are Uncertain.

The tax treatment of the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position that the interest payments constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

A 30% U.S. Federal Withholding Tax Will be Withheld on Interest Payments Paid to Non-U.S. Holders.

While the U.S. federal income tax treatment of the Notes (including proper characterization of the interest payments for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the interest payments made to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risks Relating to the Index

You Will Have No Ownership Rights in the Securities Included in the Index.

As a holder of the Notes, you will not have any ownership interest or rights in the securities included in the Index, such as voting rights or dividend payments. In addition, the issuers of the securities included in the Index will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Index and the market value of the Notes.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

Changes that Affect the Index Will Affect the Market Value of the Notes, the Amount of Interest Payable on the Notes and the Amount You Will Receive at Maturity.

The policies of Standard & Poor’s Financial Services LLC (“S&P”), the sponsor of the Index, concerning the calculation of the Index, additions, deletions or substitutions of the components of the Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Index and, therefore, could affect the level of the Index, the amount of interest payable on the Notes, the market value of the Notes prior to maturity, and the amount payable at maturity.  The amount of interest payable on the Notes, the market value of the Notes, and the amount payable at maturity could also be affected if S&P changes these policies, for example, by changing the manner in which it calculates the Index, or if S&P discontinues or suspends the calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes.  If events such as these occur, or if the level of the Index is not available on any trading day and no successor index is selected, the calculation agent may determine the level of the Index—and thus the interest payment amount or the amount payable at maturity, as applicable — in a manner it considers appropriate, in its sole discretion. See “Description of the Notes—Adjustments to the Index” and “—Discontinuance of the Index” below.

We Have No Affiliation With S&P and Will Not be Responsible for Any Actions Taken by S&P.

S&P is not an affiliate of ours and will not be involved in the offering of the Notes in any way.  Consequently, we have no control over the actions of S&P, including any actions of the type that would require the calculation agent to adjust the amount of interest payable on the Notes or the payment to you at maturity.  S&P has no obligation of any sort with respect to the Ntes.  Thus, S&P has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from any issuance of the Notes will be delivered to S&P.

The Historical Performance of the Index Should Not be Taken as an Indication of its Future Performance.

The level of the Index will determine the amount of interest to be paid on the Notes on each interest payment date and the amount to be paid at maturity.  The historical performance of the Index does not necessarily give an indication of its future performance.  There can be no assurance that the closing level will be greater than or equal to the Reference Level at any time during the terms of the Notes or that the Final Level will be greater than or equal to the Barrier Level.  The level of the Index will be influenced by complex and interrelated political, economic, financial and other factors.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

DESCRIPTION OF THE NOTES

Please note that in this section entitled “Description of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer — Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities — Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the Notes, including your Notes:

Specified Currency

All payments of principal and the interest payments, if any, will be made in U.S. dollars (“$”).

Form and Denomination

The Notes will be issued only in global form through DTC.  The denomination of each Note will be $1,000 and integral multiples in excess of $1,000.

No Listing

The Notes will not be listed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to the Notes.  The following will apply to the Notes:

•	the default amount will be payable on any acceleration of the maturity of your Notes as described under “— Special Calculation Provisions” below;

•	a business day for your Notes will have the meaning described under “— Special Calculation Provisions” below; and

•	a trading day for your Notes will have the meaning described under “— Special Calculation Provisions” below.

Please note that the information about the issue date or pricing date, underwriting discounts and commissions and net proceeds to Royal Bank in this pricing supplement relates only to the initial issuance and sale of your Notes.  If you have purchased your Notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the Notes, investors will receive a cash payment that is based on the performance of the Index.  The payment at maturity will depend upon the Percentage Change of the Index.  The “Percentage Change” will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
Initial Level

The “Initial Level” is 1,409.30, which is the closing level of the Index on the pricing date.

The “Final Level” will be the closing level of the Index on the Valuation Date.

The “Barrier Level” is 1,127.44, or 80% of the Initial Level.

If the Final Level is greater than or equal to the Barrier Level, then investors will receive at maturity the principal amount of the Notes, plus any accrued and unpaid interest.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

However, if the Final Level is less than the Barrier Level, then the amount that investors will receive at maturity, in addition to any accrued and unpaid interest, will equal:

Principal Amount + (Principal Amount × Percentage Change)

In this case, if the Final Level is less than the Barrier Level, investors will lose 1% of their principal amount for each 1% decrease in the level of the Index from the pricing date to the Valuation Date.  Investors may therefore lose all or a portion of their principal amount at maturity.

Valuation Date

The Valuation Date will be November 27, 2017.  If the calculation agent determines that a market disruption event occurs or is continuing on the scheduled Valuation Date, the Final Level will be determined as described in “—Market Disruption Events” below.

Maturity Date

The maturity date will be November 30, 2017, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the Valuation Date if a market disruption event occurs or is continuing as described below.

Interest Payments

The Notes will accrue interest during the following 21 quarterly interest periods:

From and Including:	To and Including:
29 August, 2012	27 November, 2012
28 November, 2012	25 February, 2013
26 February, 2013	28 May, 2013
29 May, 2013	27 August, 2013
28 August, 2013	25 November, 2013
26 November, 2013	25 February, 2014
26 February, 2014	27 May, 2014
28 May, 2014	26 August, 2014
27 August, 2014	24 November, 2014
25 November, 2014	24 February, 2015
25 February, 2015	26 May, 2015
27 May, 2015	26 August, 2015
27 August, 2015	24 November, 2015
25 November, 2015	24 February, 2016
25 February, 2016	25 May, 2016
26 May, 2016	26 August, 2016
27 August, 2016	25 November, 2016
26 November, 2016	23 February, 2017
24 Feburary, 2017	25 May, 2017
26 May, 2017	28 August, 2017
29 August, 2017	27 November, 2017

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

Interest on the Notes will be paid quarterly in arrears on the final business day of February, May, August and November of each year, beginning on November 30, 2012, and ending on the maturity date, subject to postponement as described below.

For each quarterly interest period, the Notes will pay an amount of interest at a rate equal to the Base Rate, multiplied by the Accrual Factor.

A separate Accrual Factor will be determined for each interest period. The “Accrual Factor” will equal a fraction, (a) the numerator of which will be the total number of calendar days during the applicable interest period on which the closing level of the Index is greater than or equal to the Reference Level, and (b) the denominator of which will be the total number of calendar days during the applicable interest period.

The “Reference Level” is 1,127.44, or 80% of the Initial Level.

No interest will accrue on any day on which the closing level of the Index is less than the Reference Level.  If the closing level of the Index is less than the Reference Level on each day during an interest period, then investors will not receive an interest payment on the applicable interest payment date.

The interest that accrues during each interest period will be paid on the interest payment date that follows the end of that interest period.  Interest will be payable to holders of record on the third business day before each interest payment date, except any final payment of interest will be paid to the person entitled to receive any payment of principal in respect of the Notes on the maturity date.

For each calendar day during the applicable interest period other than the Valuation Date that is not a trading day (including a Saturday or a Sunday), or if a market disruption event occurs on a trading day other than the Valuation Date, the closing level for that day will be the closing level on the trading day immediately prior to that day on which a market disruption event has not occurred or is not continuing.

Market Disruption Events

If the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Index on the scheduled Valuation Date, the determination of the Final Level may be postponed.  If such a postponement occurs, the calculation agent will use the closing level of the Index on the first subsequent trading day on which no market disruption event occurs or is continuing.  However, in no event will the Valuation Date be postponed by more than ten trading days.

If the determination of the Final Level is postponed to the last possible day, but a market disruption event for the Index occurs or is continuing on that day, that day will be the Valuation Date on which the Final Level will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event, as determined by the calculation agent in its sole discretion:

•
a suspension, absence or limitation of trading in (i) Index components constituting 20% or more, by weight, of the Index or (ii) futures or options contracts relating to the Index on their respective markets;

•
any event that disrupts or impairs the ability of market participants to (i) effect transactions in, or obtain market values for, Index components constituting 20% or more, by weight, of the Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to the Index or Index components constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for Index components constituting 20% or more, by weight, of the Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

Adjustments to the Index

If at any time the method of calculating a closing level of the Index is changed in a material respect, or if the Index is in any other way modified so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the calculation agent, necessary in order to arrive at a level comparable to the level of the Index as if those changes or modifications had not been made.  Accordingly, if the method of calculating the level of the Index is modified so that the level of the Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent will adjust the Index in order to arrive at a level as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the Index

If Standard & Poor's (“S&P”), discontinues publication of the Index, and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor index as calculated by S&P or any other entity in order to calculate the applicable closing level of the Index.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each holder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If S&P discontinues publication of the Index and the calculation agent determines, in its sole discretion, that no successor index is available in order to calculate the applicable closing level, then the calculation agent will determine the applicable closing level in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant underlying securities of the Index have been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security most recently comprising the Index.

Notwithstanding these alternative arrangements, material modification of the Index or discontinuance of the publication of the Index may adversely affect trading in the Notes.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Default Amount on Acceleration

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “— Payment at Maturity”, calculated as if the date of acceleration were the Valuation Date.

If the maturity of the Notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Final Level, the interest payable on each interest payment date, market disruption events, trading days, business days and all amounts payable on your Notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Our subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent for the Notes.  We may change the calculation agent for the Notes at any time.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the Notes, we mean a day on which the principal securities market for the Index is open for trading.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the securities included in the Index, and/or listed and/or over-the-counter options, futures and other instruments linked to the Index or its components.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

•	acquire or dispose of shares of the securities included in the Index;

•	acquire or dispose of shares of exchange traded funds related to the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments linked to the Index; or

•	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the Valuation Date.  That step may involve sales or purchases of the securities included in the Index or over-the-counter derivative instruments linked to the Index or its components or transactions of the type contemplated above.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time.  See “Additional Risk Factors Specific to the Notes — Trading and Other Transactions by Royal Bank or its Affiliates in the Index or its Components, Futures, Options, or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “— The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this pricing supplement for a discussion of these adverse effects.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

INFORMATION REGARDING THE INDEX

All disclosures contained in this pricing supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of the Index.” Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is designed to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 27, 2012, 393 companies included in the Index traded on the New York Stock Exchange, and 107 companies included in the Index traded on The NASDAQ Stock Market. On August 27, 2012, the average market capitalization of the companies included in the Index was $26.63 billion. As of that date, the largest component of the Index had a market capitalization of $632.47 billion, and the smallest component of the Index had a market capitalization of $1.24 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of August 27, 2012 indicated in parentheses: Consumer Discretionary (10.69%); Consumer Staples (11.18%); Energy (11.27%); Financials (14.39%); Health Care (11.78%); Industrials (10.21%); Information Technology (20.38%); Materials (3.33%); Telecommunication Services (3.20%); and Utilities (3.56%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:
•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and
•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

We and S&P have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the Index, in connection with certain securities, including the Notes. The Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

The Notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500® Index (the “Index”) to track general stock market performance. S&P's and its third party licensors’ only relationship to Bank of Montreal is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index, which is determined, composed and calculated by S&P or its third party licensors without regard to us or the Notes.  S&P and its third party licensors have no obligation to take the needs of Bank of Montreal or the owners of the Notes into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NONE OF S&P, ITS AFFILIATES, OR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

"Standard & Poor's®," "S&P®," "S&P 500®" and "Standard & Poor's 500®" are trademarks of Standard & Poor's and have been licensed for use by Bank of Montreal. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

Historical Information

The graph below sets forth the information relating to the historical performance of the Index. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Index. The information provided in this table is for the four calendar quarters of 2009, 2010, and 2011, the first, second and third calendar quarters of 2012 and for the period from July 1, 2012 to August 28, 2012.

We obtained the information regarding the historical performance of the Index in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Index should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in any positive return on your initial investment.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

Period- Start Date	Period- End Date	High Intra-Day Level of the Index	Low Intra-Day Level of the Index	Period-End Closing Level of the Index

1/1/2009	3/31/2009	943.85	666.79	797.87
4/1/2009	6/30/2009	956.23	783.32	919.32
7/1/2009	9/30/2009	1,080.15	869.32	1,057.08
10/1/2009	12/31/2009	1,130.38	1,019.95	1,115.10

1/1/2010	3/31/2010	1,180.69	1,044.50	1,169.43
4/1/2010	6/30/2010	1,219.80	1,028.33	1,030.71
7/1/2010	9/30/2010	1,157.16	1,010.91	1,141.20
10/1/2010	12/31/2010	1,262.60	1,131.87	1,257.64

1/1/2011	3/31/2011	1,344.07	1,249.058	1,325.83
4/1/2011	6/30/2011	1,370.58	1,258.07	1,320.64
7/1/2011	9/30/2011	1,356.48	1,101.54	1,131.42
10/1/2011	12/31/2011	1,292.38	1,074.77	1,257.60

1/01/2012	3/31/2012	1,419.15	1,258.86	1,408.47
4/1/2012	6/30/2012	1,422.38	1,266.74	1,362.16
7/1/2012	8/28/2012	1,426.68	1,325.41	1,409.30

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

SUPPLEMENTAL PLAN OF DISTRIBUTION

Royal Bank has agreed to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC has agreed to purchase from Royal Bank, the principal amount of the Notes specified, at the price specified under “Proceeds to Royal Bank of Canada”, on the cover page of this pricing supplement.  RBC Capital Markets, LLC intends to resell each Note it purchases at the price to public specified on the cover page of this pricing supplement.  In the future, RBC Capital Markets, LLC or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent the underwriter resells Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.

We expect that delivery of the Notes will be made against payment for the Notes on or about August 31, 2012, which is the third (3rd) business day following the pricing date (this settlement cycle being referred to as “T+3”).  For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

SUPPLEMENTAL DISCUSSION OF
CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a Note (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Fund is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act”  below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition, the discussion below assumes that an investor in the Notes will be subject to a significant risk that it will lose a significant amount of its investment in the Notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Index would be treated as a “passive foreign investment company” within the meaning of the Internal Revenue Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Note with terms described in this pricing supplement as a pre-paid cash-settled contingent income-bearing derivative contract linked to the Index for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such interest payments (including any interest payment paid on or with respect to the maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Notes are treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any interest payment, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes.  In general, a U.S. holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

Alternative Treatments.  Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Notes, and the Internal Revenue Service might assert that the Notes should be treated, as a single debt instrument. Since the Notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the Notes are so treated, a holder would generally be required to accrue interest currently over the term of the Notes irrespective of any interest payments, if any, made on the Notes.  In addition, any gain a holder might recognize upon the sale or maturity of the Notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis irrespective of any interest payments, and they are seeking taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently irrespective of any interest payments and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting. Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of a Note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

While the U.S. federal income tax treatment of the Notes (including proper characterization of the interest payments for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the interest payments paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the interest payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the interest payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders must consult their tax advisors in this regard.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any interest payment which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the Notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under recently proposed Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements will generally apply to payments made after December 31, 2013. However, if proposed Treasury Department regulations are finalized in their current form, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans,” and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the S&P 500® Index, Due November 30, 2017

VALIDITY OF THE NOTES

In the opinion of Norton Rose Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

RBC Capital Markets, LLC